As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADAPTEC, INC.

(Exact Name of registrant as specified in its charter)

Delaware	94-2748530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

691 S. Milpitas Blvd., Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Stock options granted pursuant to The Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan and the Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan

(Full titles of the plans)

Robert N. Stephens President and Chief Executive Officer Adaptec, Inc. 691 S. Milpitas Blvd. Milpitas, California 95035 408-945-8600

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Daniel J. Winnike, Esq.
R. Gregory Roussel, Esq.
Eugene Chung, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(Counsel to the Registrant)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	1,232,491	(2)	$1.50	(3)	$1,844,197	$234

(1) Pursuant to Rule 416(a) this registrations statement also covers any additional securities that may be offered or issued as part of any stock split, stock dividend or similar transaction.

(2) Represents the number of shares of the Registrant’s common stock subject to outstanding options granted pursuant to the Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan and the Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan that were assumed in connection with the Registrant’s acquisition of Snap Appliance, Inc. on July 23, 2004.

(3)  Estimated in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee, based on the weighted average exercise price per share of the outstanding options assumed by Registrant.

Adaptec, Inc.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.  (1)

Item 2.            Registrant Information and Employee Plan Annual Information.  (1)

(1)           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           the Registrant’s latest annual report on Form 10-K for the fiscal year ended March 31, 2004, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the Registrant’s latest fiscal year;

(b)           all other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)           Items 1 and 2 of the Registrant’s registration statement on Form 8-A filed July 20, 1992 pursuant to the Exchange Act and Exhibit No. 1 to Amendment No. 4 of the Registrant’s registration statement on Form 8-A filed January 14, 1997 amending its Form 8-A filed May 11, 1989.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for a breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant’s Amended and Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of the State of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.

The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Amended and Restated Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

Item 7.            Exemption From Registration Claimed.

Not applicable

Item 8.            Exhibits.

Exhibit Number	Exhibit Description

4.01

Certificate of Incorporation of Registrant filed with the Delaware Secretary of State (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 1998).

4.02	Bylaws of Registrant, as amended (incorporated by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2004).
4.03	Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan (and related forms of Option Agreements and Option Exercise Agreements).
4.04	Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan (and related forms of Option Agreements and Option Exercise Agreements).

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.01	Power of Attorney (see signature page to this registration statement).

Item 9.            Undertakings.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 10th day of August, 2004.

ADAPTEC, INC.

By:	/s/ Robert N. Stephens
Robert N. Stephens
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert N. Stephens and Marshall Mohr, and each of them acting individually, as his or her attorney-in- fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.  This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 10th day of August, 2004:

Signature	Title

Principal Executive Officer:

/s/ Robert N. Stephens	Chief Executive Officer and Director
Robert N. Stephens

Principal Accounting Officer:

/s/ Marshall Mohr	Chief Financial Officer
Marshall Mohr

Other Directors:

/s/ Carl J. Conti	Chairman of the Board of Directors
Carl J. Conti

/s/ Victoria L. Cotten	Director
Victoria L. Cotten

/s/ Lucie Fjeldstad	Director
Lucie Fjeldstad

/s/ Joseph S. Kennedy	Director
Joseph S. Kennedy

/s/ Ilene Lang	Director
Ilene Lang

/s/ Robert Loarie	Director
Robert Loarie

/s/ D. Scott Mercer	Director
D. Scott Mercer

/s/ Robert N. Stephens	Director
Robert N. Stephens

/s/ Douglas Van Houweling	Director
Douglas Van Houweling

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.01

Certificate of Incorporation of Registrant filed with the Delaware Secretary of State (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 1998).

4.02	Bylaws of Registrant, as amended (incorporated by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2004).
4.03	Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan (and related forms of Option Agreements and Option Exercise Agreements).
4.04	Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan (and related forms of Option Agreements and Option Exercise Agreements).

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.01	Power of Attorney (see signature page to this registration statement).